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                                                                     EXHIBIT 99

[ROCKY(R) LETTERHEAD]                      [ROCKY(R) LOGO] NEWS RELEASE


FOR IMMEDIATE RELEASE                      For Additional Information
                                           Contact:  James E. McDonald
                                                     Chief Financial Officer
                                                     (740) 753-1951

                      ROCKY SHOES & BOOTS, INC. ANNOUNCES
                            STOCK REPURCHASE PROGRAM

NELSONVILLE, Ohio (September 30, 2002) Rocky Shoes & Boots, Inc. (NASDAQ: RCKY) today announced its Board of Directors has authorized the repurchase of up to 500,000 shares, approximately 11% of the Company's common shares outstanding at June 30, 2002, through open market or privately negotiated transactions through December 31, 2003. Purchases of stock under this program will be funded from the Company's operating cash flow. The Company currently has approximately 4.5 million shares of common stock issued and outstanding.

Mike Brooks, Chairman, President and Chief Executive Officer, stated "We believe the Company's shares are undervalued and that the repurchase of shares at substantially less than book value per share represents an attractive investment opportunity and an appropriate use of our cash flow from operations."

About Rocky Shoes & Boots, Inc.
-------------------------------

Rocky Shoes & Boots, Inc. designs, develops, manufactures and markets premium quality rugged outdoor, occupational, and casual footwear, as well as branded clothing and accessories. The Company's footwear, clothing and accessories are marketed through several distribution channels, primarily under the registered trademark, ROCKY(R).

This press release contains certain forward-looking statements with in the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding the stock repurchase program and the investment opportunity available therefrom. These forward-looking statements involve numerous risks and uncertainties, including the risks that the Company will not have sufficient cash flow from operations to fund the repurchase of all 500,000 shares included in the program, that other business factors may cause the Company to discontinue the stock repurchase program at any time, and that the Company will not be able to repurchase as many shares as desired in market or privately negotiated transactions at acceptable prices, and all of the other various risks inherent in the Company's business as set forth in periodic reports filed with the Securities and Exchange Commission, including, the Company's annual report on Form 10-K for the year ended December 31, 2001. One or more of these factors have affected, and could in the future affect, the Company's businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, no person should regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.


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INVESTQUEST, INC.
(614) 876-1900